UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

Health Revenue Assurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173039	99-0363866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33322
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 472-2340

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2014, pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among Health Revenue Assurance Holdings, Inc. (the “Company” or “HRAA”) and certain funds and accounts as to which Great Point Partners, LLC acts as an investment manager, dated November 12, 2013, Andrea Clark resigned as Chief Executive Officer of the Company. Her resignation was not in connection with any known disagreement with the Company on any matter. In connection with her resignation, the Board of Directors of the Company (the “Board”) appointed Ms. Clark to serve as Chief Visionary Officer of the Company. Additionally, Ms. Clark will continue in her position as Chairman of the Board.

On February 26, 2014, the Board adopted resolutions and appointed Tim Lankes as Chief Executive Officer (the “Lankes Appointment”), effective immediately.

Biographical information for Ms. Clark has previously been disclosed on the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 11, 2013.

Tim Lankes, 54, Chief Executive Officer and Director

Mr. Lankes has over 30 years of military and business leadership experience including successful transformations, startup operations and creating sustained growth in healthcare services and consulting.  Most recently, he served as the Vice President and Chief Operating Officer for Parallon Technology Solutions, an IT outsourcing and consulting subsidiary of Hospital Corporation of America. He has also served as the Chief Operating Officer of Christ Presbyterian Church and Academy from 2009 to 2011. Mr. Lankes previously held several senior leadership positions with Perot Systems Corporation over a 15 year tenure including managing Perot's International Healthcare Division and culminated in his leading their Ambulatory IT and Revenue Cycle Services Division.

Mr. Lankes holds a B.A. degree in Management from Abilene Christian University and a Master’s of Business Administration from the University of Tennessee. He has served our country with honor as a First Lieutenant in the U.S. Army's Field Artillery and as a Field Artillery Captain in the Tennessee and Minnesota Army National Guard.

Mr. Lanke’s qualifications to serve on our Board include his leadership and consulting experience with profit and non-profit organizations including strategic planning, business development and start-up operations.

Family Relationships

No family relationship has ever existed between Mr. Lankes and the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements

On February 26, 2014, the Company entered into an employment agreements with Tim Lankes (the “Lankes Agreement”), pursuant to his appointment as the Company’s Chief Executive Officer.  Pursuant to the Lankes Agreement, Mr. Lankes will receive an annual base compensation of $240,000 (the “Base Salary”).  In addition to his Base Salary, Mr. Lankes is eligible to receive a performance bonus for each completed fiscal year equal to 50% of his base salary (the “Target Bonus”) , which may be greater or less than the Target Bonus, as determined by the Board.

Additionally, Mr. Lankes shall be granted options (the “Options”) to acquire a number of shares of the Company’s common stock equal to 2.5% of the total number of shares of the Company’s common stock outstanding as of the date of the appointment on a fully diluted basis, to vest in annual equal installments over four years.  The Options shall vest immediately upon a change of control of the company, as defined in the Lankes Agreement.

Mr. Lankes shall also receive a restricted stock unit grant (the “Performance Vesting Grant”) of the Company’s common stock equal to 2.5% of the total number of shares of the Company’s common stock outstanding, to vest based on attaining certain enterprise values detailed in the Lankes Agreement.

The Lankes Agreement also provides for incentive awards, as well as a benefit package, including medical, disability, insurance, 401(k) and other equity programs. The Lankes Agreement will end on the earlier of (i) Mr. Lanke’s death or mental or physical disability or incapacity, (ii) Mr. Lanke’s resignation, or (iii) termination by the Company at any time with or without cause.

The Lankes Agreement may be terminated by the Company for cause. Should the Company terminate the agreement without cause, Mr. Lankes is entitled to receive one times his Base Salary at the time of termination. Should the Lankes Agreement be terminated by the Company for cause or if Mr. Lankes resigns for any reason other than good reason, as defined in the Lankes Agreement, Mr. Lankes is entitled to receive his Base Salary through the date of termination and payment for any accrued but unused vacation time, and shall not be entitled to any other salary, bonus, compensation, or benefits.

The foregoing description of the terms of the Lankes Agreement are qualified in their entirety by reference to the provisions of such agreements filed as Exhibit to this Report, and incorporated by reference herein.

Item 8.01 Other Events.

On March 4, 2014, the Company issued a press release announcing the Lankes Appointment, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment agreement between the Company and Tim Lankes, dated February 26, 2014
99.1	Press Release, dated March 4, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2014
Health Revenue Assurance Holdings, Inc.

By:	/s/ Tim Lankes
Tim Lankes
Chief Executive Officer